Exhibit 99.1

Viasat Announces Proposed Private Placement of $400 Million of Senior Notes

CARLSBAD, Calif., June 17, 2020 – Viasat, Inc. (Nasdaq: VSAT) intends to commence an offering of $400 million in aggregate principal amount of senior unsecured notes due 2028, subject to market and other conditions. The notes will be offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The notes will bear interest at a rate to be determined by negotiations between Viasat and the initial purchasers, and will be guaranteed on a senior unsecured basis by any and all of Viasat’s domestic restricted subsidiaries that in the future guarantee Viasat’s existing revolving credit facility.

Viasat intends to use the net proceeds from the offering to repay all of its outstanding borrowings under its existing revolving credit facility and for general corporate purposes, which may include financing costs related to the purchase, launch and operation of satellites, potential acquisitions, joint ventures and strategic alliances, working capital or capital expenditures.

The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act.

This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities, and no offer, solicitation or sale will be made in any jurisdiction in which, or to any persons to whom, such an offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Safe Harbor Statement

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements regarding the proposed offering and the use of proceeds therefrom, and are generally identified with words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words and similar expressions. Such statements reflect management’s current expectations, estimates, forecasts and projections about the industries in which Viasat operates and the beliefs and assumptions of management as of the date of this press release. Factors that could affect Viasat’s forward-looking statements include, among other things, risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the offering. In addition, please refer to the risk factors contained in Viasat’s SEC filings available at www.sec.gov, including Viasat’s most recent Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Viasat undertakes no obligation to update or revise any forward-looking statements for any reason.

Viasat, Inc. Contacts:

Chris Phillips, Corporate Communications and Public Relations, +1-760-476-2322, christina.phillips@viasat.com

June Harrison, Investor Relations, +1-760-476-2633, IR@viasat.com

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